FOR IMMEDIATE RELEASE

Company Contact:                     Investor Relations Contact:

Segmentz, Inc.                          Hayden Communications, Inc.

Allan Marshall                           Mark McPartland

813-989-2232                                        843-272-4653

Segmentz, Inc. Names Andrew J. Norstrud

as Chief Financial Officer

TAMPA, Fla.--(BUSINESS WIRE)—July 13, 2004--Segmentz, Inc. (AMEX: SZI - News), a provider of transportation and logistics management services to a select client base, ranging from mid-sized to Fortune 100 companies, today appointed Andrew J. Norstrud as Chief Financial Officer, effective July 13, 2004. Mr. Norstrud replaces John S. Flynn, who will continue in his capacity as President.

Mr. Norstrud joined Segmentz from Grant Thornton LLP where he served as assurance manager, specializing in fast growth, middle-market companies. Previously, Mr. Norstrud worked for PricewaterhouseCoopers. Mr. Norstrud has experience with the redesigning and implementation of accounting process and procedures to streamline reporting while also improving financial controls. Mr. Norstrud earned a Master of Accounting with a systems emphasis from the University of Florida and is a Florida licensed Certified Public Accountant.

"Andrew joined Segmentz, Inc. recently but has rapidly proven himself to be a highly proactive, result-driven and process-oriented executive manager, with strong accounting, problem solving, administration, organizational, and communication skills," commented Chief Executive Officer Allan Marshall. “Andrew’s strong accounting knowledge and background will continue to strengthen Segmentz, Inc. executive management team and we are confident Andrew will be instrumental in the ongoing execution of our growth strategy.”

Mr. Flynn commented, “The accelerated pace of growth Segmentz has experienced these past two quarters has made it impossible for one person to handle the split role. Splitting the roles of President and CFO will enhance our ability to achieve Company goals and add needed depth to our executive management team.”

 About Segmentz, Inc.

Segmentz, Inc. is a provider of transportation and logistics management services to its target client base, ranging from mid-sized to Fortune 100 companies. The Company's services include regional outsourced trucking, time definite transportation, dedicated delivery and supply chain management services. The Company operates a network of terminals in the Southeast and Midwest United States. The Company is dedicated to providing services that are customized to meet its client's individual needs and flexible enough to cope with an ever-changing business environment. Segmentz, Inc. is publicly traded on the American Stock Exchange under the symbol SZI.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers' acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Segmentz periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2003.